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                                                                    EXHIBIT 99.1


[KUHLMAN LOGO]                        NEWS RELEASE



For Immediate Release:                                         February 11, 1999


                    KUHLMAN ANNOUNCES RECORD 1998 RESULTS


Kuhlman Corporation (NYSE: KUH) today announced record results for 1998. The Company reported net income of $38,283,000 for the year ended December 31, 1998 compared to $27,929,000 in 1997, an increase of 37%. Earnings per share were $2.20 in 1998 compared to $1.75 in 1997, an increase of 26%. Operating profit in 1998 reached a historical high of $71,454,000, or 9.4% of net sales, compared to $57,148,000, or 8.9% of net sales, posted in the year-ago period. Net sales for 1998 were $762,024,000 compared to $643,440,000 for 1997, an increase of 18%. The Company's record setting results in 1998 were due primarily to positive gains made by the Company in its major markets, margin improvement in key product lines, and the addition of Snyder Tank Corporation, which was acquired by the Company in November 1997.

Similarly, the Company posted record quarterly results for the fourth quarter of 1998. Net income for the fourth quarter was $9,707,000 compared to $8,565,000 in the year-ago period, an increase of 13%. Earnings per share were $0.56 in the fourth quarter of 1998 compared to $0.50 one year earlier, an increase of 12%. Net sales in the fourth quarter of 1998 increased 9% to $190,924,000 from $174,707,000 reported in the year-ago period.

Robert S. Jepson, Jr., Chairman and Chief Executive Officer, stated that, "We are pleased to report to our shareholders that the Company again achieved record operating results for both the year and quarter just ended. The positive performance was due to the many achievements and strong operating momentum within each of our business segments."

On December 18, 1998, Kuhlman Corporation and Borg-Warner Automotive, Inc. (NYSE:BWA) announced that they had signed a definitive merger agreement providing for the acquisition of Kuhlman by Borg-Warner Automotive for $39.00 per share in cash and stock of Borg-Warner Automotive. In the transaction, Borg-Warner Automotive will be issuing $150 million worth of its stock to Kuhlman shareholders. The acquisition is subject to certain customary closing conditions including the approval of the shareholders of Kuhlman. It is anticipated that the transaction will close on March 1, 1999.



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Following are the comparative results for the three months and years ended
December 31, 1998 and December 31, 1997:

(In thousands, except per share data)

                                                                          Three Months Ended         Year Ended
                                                                              December 31            December 31
                                                                         --------------------    --------------------
                                                                           1998        1997        1998       1997
                                                                         --------    --------    --------    --------
                                                                             (Unaudited)        (Unaudited)
Net sales............................................................    $190,924    $174,707    $762,024    $643,440

Cost of goods sold...................................................     145,642     133,877     585,273     495,220
                                                                         --------    --------    --------    --------
Gross profit.........................................................      45,282      40,830     176,751     148,220

Selling, engineering, general and administrative expenses............      27,201      24,402     105,297      91,072
                                                                         --------    --------    --------    --------
Operating profit.....................................................      18,081      16,428      71,454      57,148
                                                                         --------    --------    --------    --------
Other income (expense):

  Interest expense, net..............................................      (1,496)     (1,789)     (6,860)     (8,637)

  Other, net.........................................................        (670)       (669)     (1,976)     (2,009)
                                                                         --------    --------    --------    --------
      Total other income (expense), net..............................      (2,166)     (2,458)     (8,836)    (10,646)
                                                                         --------    --------    --------    --------
Income before taxes..................................................      15,915      13,970      62,618      46,502

Taxes on income......................................................       6,208       5,405      24,335      18,573
                                                                         --------    --------    --------    --------
Net income...........................................................    $  9,707    $  8,565    $ 38,283    $ 27,929
                                                                         ========    ========    ========    ========
Per share amounts:

  Net income - basic.................................................    $   0.57    $   0.52    $   2.28    $   1.84
                                                                         ========    ========    ========    ========
  Net income - diluted...............................................    $   0.56    $   0.50    $   2.20    $   1.75
                                                                         ========    ========    ========    ========
Average shares outstanding:

  Basic..............................................................      16,997      16,512      16,786      15,160
                                                                         ========    ========    ========    ========
  Diluted............................................................      17,363      17,291      17,422      15,928
                                                                         ========    ========    ========    ========

     Kuhlman Corporation is a diversified industrial manufacturing company operating in three business segments: 1) Electrical Transformers - which manufactures power, distribution and instrument transformers for electrical utilities and industrial users; 2) Wire and Cable Products - which manufactures electrical and electronic wire and cable products for use in consumer, commercial and industrial applications; and 3) Industrial Products - which manufactures proprietary engine components, fuel tanks and other products used on light, medium and heavy-duty trucks, and for construction, agricultural, mining, power generation and marine equipment.

     This press release contains forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. Forward looking statements are necessarily subject to change upon the occurrence of events that may affect business.

     For further information, contact:  Investor Relations
                                        Kuhlman Corporation
                                        3 Skidaway Village Square
                                        Savannah, Georgia 31411
                                        Telephone (912) 598-7809